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                                                                   EXHIBIT 10.33
TO:       1~ 2~

FROM:     Nelson C. Rising

DATE:     November 2, 1994

RE:       CATELLUS DEVELOPMENT CORPORATION (THE "COMPANY") REDUCTION-IN-FORCE
          PROGRAM

________________________________________________________________________________


          In accordance with the Company-wide reorganization being implemented as of November 2, 1994, the Company has established a reduction-in-force program. In conjunction with this program, your employment with the Company is scheduled to terminate effective January 1, 1995. As part of this program, you are eligible to receive special outplacement services. You are also eligible to participate in a special severance pay plan. Additionally, certain employee benefits will be extended up through January 31, 1995. All of these services and benefits are discussed further below.

          This memorandum highlights for you important information. Also, enclosed is your copy of the Catellus Development Corporation Special Severance Pay Plan and Summary Plan Description. In the coming weeks, additional information will be provided to you concerning employment and benefit matters. If you have questions concerning the contents of this memorandum, you should contact Maureen Sullivan at (415) 974-4500.

EMPLOYMENT AND BENEFITS THROUGH JANUARY 1, 1995
-----------------------------------------------

          You will continue to receive your regular pay through January 1, 1995, your scheduled termination date. The Company has designated your last day present in the office to be December 23, 1994, subject to change at the discretion of the Company. Until your scheduled termination date on January 1, 1995, you will remain subject to all of the Company's personnel policies including, but not limited to, the Company's disciplinary and normal termination policies.

          While you remain an employee, you will continue to receive all Company-provided benefits to which you are otherwise entitled, including vacation, sick and personal choice days for 1994.

          Additionally, provided that you are an employee as of January 1, 1995, you will also receive Company paid life, health, long term disability and accidental death and dismemberment (AD&D) insurance benefits through January 31, 1995. Your
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eligibility for participation in the Dependent Care Assistance or Medical
Reimbursement Accounts will end no later than December 31, 1994.

          All Company property in your possession must be returned to your supervisor on or before your last day present in the office.

WARN ACT NOTICE
---------------

          A federal law known as the Worker Adjustment and Retraining Notification Act or WARN Act requires employers terminating significant numbers of employees during a short period of time to comply with WARN. WARN requires special notices be delivered to affected employees, certain government agencies and public officials 60 days prior to your scheduled termination of employment. Although the Company believes that not all of the workplace locations affected by this reduction-in-force program are subject to WARN, the Company is voluntarily providing 60 days notice to you even if it is not required. Your WARN notice letter included in the package that accompanies this memorandum indicates whether or not your termination is subject to WARN. Although the notice indicates that the Company has a fourteen-day window beginning January 1, 1995 to effect such terminations, it is the Company's intention to make all terminations effective no later than January 1, 1995.

OUTPLACEMENT ASSISTANCE
-----------------------

          To assist you in identifying and obtaining other employment, the Company is making available outplacement services through Drake Beam Morin, Inc. beginning on November 2, 1994 (unless you are on a pre-November 2 leave in which case your outplacement services will commence when your leave ends). Attached to this memorandum is further information about the services available through the outplacement firm.

PAYROLL
-------

          You will receive your normal paycheck through the December 15, 1994 payday. The Company expects to close its offices during the week of December 26, 1994. On December 23, 1994 you will receive your final paycheck which will cover the period ending January 1, 1995, as well as any accrued, but unused, vacation, personal choice days and floating holiday as of January 1, 1995. Your final paycheck will be reduced by any vacation days taken in excess of days earned.


          Previously authorized payroll deductions such as 401(k) contributions and pre-tax health insurance premiums will continue to be deducted from your salary through your last paycheck up to the limits you previously authorized (or as limited by law) for 1994.

                                      2.
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SPECIAL SEVERANCE PAY PLAN
--------------------------

          The Company does not maintain a severance plan or policy for terminating employees. However, as part of this reduction-in-force program, the Company has established the Catellus Development Corporation Special Severance Pay Plan (the "Plan"), a copy of which is included in the package that accompanies this memorandum. Under the terms of the Plan, you are eligible to receive a lump sum Severance Benefit calculated based primarily on your years of service with the Company (and any related corporate predecessor). This Severance Benefit is equal to the greater of: eight weeks salary (as defined in the Plan) or three weeks salary plus one week for every full year of service (as defined in the Plan). An additional one week of salary will be paid if, as of January 1, 1995, you are covered under the Age Discrimination in Employment Act of 1967 or "ADEA" (29 U.S.C. (S) 621, et seq.). To receive this Severance
                                      -------
Benefit (which will be treated as wages for state and federal income tax purposes), you must continue to be employed by the Company through January 1, 1995 (unless released earlier by the Company through an Approved Resignation, discussed below), and sign within the time provided in the Plan a release,
                  ---
called the "Agreement."

          An example of the Agreement can be found as Schedule A of the Plan. A completed Agreement, prepared for your signature, will be provided to you shortly under separate cover along with certain statistical information provided in accordance with the ADEA. It is expected that you will want to consult your legal/financial advisor before executing the Agreement. Except for Approved Resignations, the Company will not accept Agreements signed before December 21, 1994 or after December 23, 1994. Once signed, you will have seven (7) days thereafter to revoke it. To be effective, a revocation must be received within seven (7) days by the General Counsel, or designated representative. If not revoked, the Severance Benefit will be generally paid by mailing the Severance Benefit to you on the first business day in 1995.

          If before December 23, 1994, you have obtained a written job offer from a bona fide employer, which offer is conditional upon your commencing employment before December 23, 1994, you should contact the General Counsel, Maureen Sullivan. If the Company's Chief Executive Officer approves your early resignation ("Approved Resignation"), and you execute the Agreement, you will be eligible to receive the Severance Benefit. You may execute the Agreement any time between your resignation date and December 23, 1994. Once signed, you will have seven (7) days thereafter to revoke it. If not revoked, your Severance Benefit will be paid on the first business day in 1995. However, if you terminate due to an Approved Resignation, you will not be entitled to receive any salary or other benefits after the effective resignation date.

          Severance Benefits will not otherwise be counted as "compensation" for Profit Sharing and Savings Plan or any other compensation-based benefit plan.

                                      3.
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CATELLUS PROFIT SHARING AND SAVINGS PLAN CONTRIBUTIONS AND DISTRIBUTIONS
------------------------------------------------------------------------

          Through your final paycheck, scheduled for December 23, 1994, the Company will continue to withhold from your salary any voluntary 401(k) salary reduction contributions (and the Company will make its matching contribution), subject to legal limitations to the Catellus Profit Sharing and Savings Plan ("Profit Sharing Plan"). As long as your termination date is December 31, 1994 or later, you will be entitled to receive the Company's profit sharing contribution to the Profit Sharing Plan, if any, for 1994. As of 1995, you will cease being an active participant in the Profit Sharing Plan. However, as long as your termination is due to this reduction-in-force program, you will, upon termination of your employment, be fully vested in all Company matching and profit sharing contributions.

          After your employment ends, you may choose when you want to receive your payment(s) from the Profit Sharing Plan. You may delay receiving your benefit until up to April 1 following the year you turn 70 1/2, unless you have a vested balance of $3,500 or less. In that case, you will be paid that sum in a lump sum the next plan payment cycle after your employment terminates. When you want a distribution, you should request a distribution kit from the General Counsel. Currently, payment should be made within three days after Wells Fargo has received the approved distribution request.

EDUCATIONAL ASSISTANCE PROGRAM
------------------------------

          If you have been approved for Education Assistance Program participation before November 2, 1994 but will not complete the approved course(s) by your Termination Date, you will be reimbursed in accordance with the Program.

POST-EMPLOYMENT BENEFITS
------------------------

          Your present group health coverage may be maintained for yourself and any covered dependents on a self-pay basis under a federal law known as COBRA for a limited period after your termination date. Generally, coverage may be continued for 18 months from your termination date. Additional information concerning your COBRA rights will be provided both before and after your termination date.

          Company provided group term life insurance may be converted to individual policies which may be maintained at your own expense after your employment terminates. In order to convert such coverage, you will have to complete the conversion application (and pay applicable premiums) generally within 31 days of the date you otherwise cease being eligible to participate in such Company-provided coverage. Additional information will be provided both before and after your termination date with respect to your conversion rights.

                                      4.
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          Long-term disability insurance provided by the Company will end as of the end of the month in which your employment terminates. However, if as of your termination date, you are either receiving disability benefits under the policy or you are disabled but have not completed the "elimination period", long-term benefits will be paid, to the extent provided under the policy, if you remain disabled after the elimination period.

          If you are on a workers' compensation leave as of your termination date, workers' compensation benefits will continue to be paid to the extent provided by law.

          Leaves of absence under the state or federal family and medical leave acts or any state pregnancy leave law will terminate as of your designated termination date.

SUCCESS SHARING PLAN
--------------------

          Under the Company's Success Sharing Plan ("Sharing Plan"), there is no bonus pool unless the Corporate Goal for 1994 is met or exceeded. The Company will not know if the Corporate Goal for 1994 is met or exceeded until sometime in early 1995. Once this determination has been made, if your actual termination date is on or after December 31, 1994 (or as otherwise approved under the Sharing Program), the Company will notify you and then pay any bonus to which you are entitled under the Sharing Plan. For example, if 100 percent of the Corporate Goal for 1994 is met, you will receive two percent of your base salary (includes both the discretionary and non-discretionary portion of the award). Your base salary (pay) for purpose of this Sharing Plan will not include your Severance Benefits.

STOCK OPTIONS
-------------

          If you have any stock options, to the extent that you have any unexercised, vested stock options as of your termination date, you must exercise the stock option(s) within three months of your termination date if you wish to acquire the stock.

          Again, if you have any questions concerning the contents of this memorandum, you should contact Maureen Sullivan at (415) 974-4500.

Enclosures:

     .    Outplacement Services Package
     .    WARN Act Notice
     .    Special Severance Pay Plan

                                      5.